EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL SIGNS PANTECH TO WORLDWIDE
PATENT LICENSE AGREEMENT COVERING 2G, 3G AND LTE STANDARDS

InterDigital Acquires Minority Equity Interest in Pantech

KING OF PRUSSIA, PA — September 21, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced that its patent holding subsidiaries have entered into a worldwide patent licensing agreement with Pantech Co., Ltd. and Pantech & Curitel Communications, Inc. (Pantech). In addition, InterDigital will acquire a minority equity interest in Pantech.

Under the terms of the patent license agreement, which covers sales through the end of 2016, InterDigital has agreed to grant Pantech and its related companies a worldwide, non-transferable, non-exclusive, royalty-bearing license covering Pantech under 2G, 3G, LTE, LTE-Advanced, WiMax, WiBro, and certain other current and developing 3GPP standards.

Pantech is one of South Korea’s top three mobile handset makers. The company has a strong focus on its domestic market and Pantech & Curitel also has interests in most major international markets.

“This new patent license agreement continues to expand InterDigital’s licensing coverage in 2G, 3G, and beyond,” commented Lawrence Shay, President of InterDigital’s patent holding subsidiaries. “The inclusion of LTE and other emerging wireless technologies such as WiMax and WiBro illustrates the breadth of our technology portfolio and positions Pantech as a growth-oriented and forward-looking company. We are very pleased with this new relationship and our investment reflects our belief that Pantech will capitalize on the growth opportunities in the global wireless markets by leveraging our technologies.”

The aggregate license fees and any other royalties resulting from the agreement are payable in installments over the life of the agreement. Additionally, InterDigital will acquire a minority stake in Pantech with no participation at the board level or in the management of the companies. The transactions are subject to customary approvals by Korean regulatory authorities and closing conditions. Given the complexity of accounting for revenue associated with multifaceted agreements, the company and its auditors have not finalized the manner in which revenue will be recognized for payments received under the patent license agreement or how the investment in Pantech will be recorded. The company will file a related Form 8-K with the Securities and Exchange Commission.

About InterDigital

InterDigital® designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, on InterDigital, please visit: www.interdigital.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding current beliefs, plans, and expectations as to the proposed transactions with Pantech and compliance by the parties with respect to the agreement. Words such as “will” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to: (i) the failure of any party to observe the covenants under the agreement for any reason, (ii) the failure of Pantech to make any agreed-upon payment in the time and manner specified in the agreement, (iii) the financial condition of Pantech, and (iv) any change in the value of Pantech’s stock. InterDigital, Inc. undertakes no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800